                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        SOUTHERN PERU COPPER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[SOUTHERN PERU COPPER CORPORATION LOGO]

                                                                  March 23, 1998

Dear Common Stockholder:

     You are cordially invited to attend the annual meeting of stockholders, which will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Thursday, April 30, 1998, at 2 P.M. We hope you can be with us.

     At the meeting, you will be asked to elect two directors and to approve the selection of independent accountants.

     The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

     It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today. In Peru, you may deliver your signed proxy to our offices in Lima.

                                          Sincerely,

                /s/ Richard de J. Osborne             /s/ Charles G. Preble
                    Richard de J. Osborne             Charles G. Preble
                    Chairman of the Board             President
                                                      Chief Executive Officer

              180 MAIDEN LANE, NEW YORK, N.Y. 10038 (212) 510-2000
           AVENIDA CAMINOS DEL INCA NO. 171, CHACARILLA DEL ESTANQUE,
        SANTIAGO DE SURCO, LIMA 33, PERU (511) 372-1414, EXTENSION 3301

                    [SOUTHERN PERU COPPER CORPORATION LOGO]

  180 MAIDEN LANE          AVENIDA CAMINOS DEL INCA NO. 171
NEW YORK, N.Y. 10038  CHACARILLA DEL ESTANQUE, SANTIAGO DE SURCO,
                                     LIMA 33, PERU

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1998

To the Common Stockholders:

     The annual meeting of stockholders of Southern Peru Copper Corporation will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Thursday, April 30, 1998, at 2 P.M. for the following purposes:

     (1) To elect two directors of the Company by the holders of Common Stock, voting as a separate class, such directors to serve until the 1999 annual meeting.

     (2) To act upon a proposal to approve the selection by the Board of Directors of Coopers & Lybrand L.L.P. as independent accountants for the calendar year 1998.

     (3) To transact such other business as may properly come before the meeting.

     In addition, the holders of Class A Common Stock, voting as a separate class, will elect thirteen directors, such directors to serve until the 1999 annual meeting. The holders of Class A Common Stock will vote together with the holders of Common Stock, as a single class, upon the proposal to approve the selection of independent accountants for the calendar year 1998.

     Stockholders of record at the close of business on March 6, 1998 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

                                            By order of the Board of Directors,

                                                        A. B. Kinsolving
                                                        Secretary

New York, N.Y. March 23, 1998

           ----------------------------------------------------------

                             YOUR VOTE IS IMPORTANT
                 Please mark, sign, date and return your proxy.
           ----------------------------------------------------------

                                PROXY STATEMENT

     This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Peru Copper Corporation, 180 Maiden Lane, New York, N.Y. 10038 and Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, of the proxies of all holders of common stock, par value $0.01 per share (the "Common Stock") entitled to vote at the annual meeting to be held on April 30, 1998 and at any adjournment thereof. This proxy statement is not soliciting proxies from holders of Class A Common Stock whose proxies are being solicited separately. This proxy statement and the enclosed form of proxy are being mailed commencing on or about March 27, 1998, to holders of Common Stock of record on March 6, 1998. Additional copies will be available at the Company's offices in Lima and other locations in Peru.

     Southern Peru Copper Corporation was reorganized into a holding company structure effective January 2, 1996, upon completion of a public offer to exchange newly-issued Common Stock for outstanding labor shares of the Company's Peruvian Branch ("Labor Shares"). Throughout this proxy statement, unless the context otherwise requires, the terms "Southern Peru", "SPCC" and the "Company" refer to the present corporation as well as its predecessor, now named Southern Peru Limited ("SP Limited"), which previously was the parent company and is now a wholly owned subsidiary of the Company.

     Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the election of directors and approval of accountants proposals. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

     The outstanding shares of the Company consist of Common Stock and Class A common stock, par value $0.01 per share (the "Class A Common Stock"). At the close of business on March 6, 1998, the record date for the annual meeting, the Company had outstanding 13,981,972 shares of Common Stock and 65,900,833 shares of Class A Common Stock. Each such share of Common Stock is entitled to one vote at the meeting, and each such share of Class A Common Stock is entitled to five votes, except with respect to the election of directors, as described below under "Voting Securities" or as required by law.

                               VOTING SECURITIES

     The Company's Restated Certificate of Incorporation (the "Certificate") provides for a Board of Directors composed of fifteen directors. Two directors are elected by the holders of Common Stock (the "Common Stockholders") voting as a separate class, with each share of Common Stock outstanding at the March 6, 1998 record date entitled to one vote at the annual meeting. Thirteen directors, one of whom is the President, are nominated and elected by the holders of Class A Common Stock, voting as a separate class and in accordance with the terms of an agreement (the "Stockholders' Agreement") among ASARCO Incorporated ("Asarco"), Cerro Trading Company,

Inc. ("Cerro") and Phelps Dodge Overseas Capital Corporation ("Phelps Dodge"). Asarco, Cerro and Phelps Dodge are hereinafter referred to collectively as the "Class A Common Stockholders".

     In accordance with the Company's Certificate, except with respect to the election of directors or as required by law, the Common Stockholders and Class A Common Stockholders vote together as a single class. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to five votes per share on matters submitted to the vote of stockholders voting as one class.

     The Company's By-Laws provide that the presence in person or by proxy of the Common Stockholders of record of a majority of the shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the purpose of electing two directors to represent the holders of Common Stock. Abstentions, votes withheld and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast by Common Stockholders is required for the election of the two Common Stock directors. The presence in person or by proxy of the holders of record of a majority of the combined outstanding shares of Common Stock and Class A Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of voting on proposals other than the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares of Common Stock and holders of shares of Class A Common Stock entitled to vote thereon, voting as a single class, is required to approve the independent accountant proposal described in this proxy statement.

     When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the Common Stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plan will be voted by the trustee under the plan in accordance with the instructions contained in the proxy submitted by the beneficial Common Stockholder. Any shares held by the trustee as to which it receives no voting instructions will be voted by the trustee in the same proportion as the shares for which it has received voting instructions.

                             ELECTION OF DIRECTORS

     Pursuant to a resolution of the Board of Directors adopted on February 3, 1998, two nominees are proposed for election by the Common Stockholders at the annual meeting. Ambassador Everett E. Briggs and John F. McGillicuddy are the nominees designated to be voted on by the Common Stockholders. The nominees to be voted on by the Class A Common Stockholders are Jaime Claro, Augustus B. Kinsolving, Francis R. McAllister, Kevin R. Morano, Robert J. Muth, Robert M. Novotny, Richard de J. Osborne, Charles G. Preble, Robert A. Pritzker, Michael
O. Varner, David B. Woodbury, J. Steven Whisler and Douglas C. Yearley.

     All of the nominees are currently serving as directors. Messrs. Morano and Preble also serve as directors of the Company's operating subsidiary, SP Limited.

     Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the two nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

          NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK

     As a Common Stockholder, you will be asked to elect two directors at the annual meeting. The following two individuals have been nominated for election to the Board of Directors to represent you until the next annual meeting of stockholders.

       FOR COMMON STOCK                                                                DIRECTOR
           DIRECTOR                                                              AGE    SINCE
       ----------------                                                          ---   --------
Amb. Everett E. Briggs........        President and Chief Executive Officer      63    January
                                        of Americas Society and Council of              1996
                                        the Americas since October 1993.
                                        Ambassador Briggs was U.S. Ambassa-
                                        dor to Portugal from 1990 to 1993
                                        and previously served as U.S. Am-
                                        bassador to Honduras and Panama.
John F. McGillicuddy..........        Director of UAL Corporation, USX Cor-      67    January
                                        poration and Empire Blue Cross                  1996
                                        and Blue Shield. From December 1991
                                        until December 1993, Mr.
                                        McGillicuddy was Chairman of the
                                        Board and Chief Executive Officer
                                        of the Chemical Banking Corporation
                                        and Chemical Bank. Mr. McGillicuddy
                                        was Chairman of the Board and Chief
                                        Executive Officer of Manufacturers
                                        Hanover Trust Company from 1979 to
                                        1991.

      NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK

     The following thirteen individuals have been nominated for election to the Board of Directors by the Class A Common Stockholders voting in accordance with the terms of a Stockholders' Agreement in effect among them. This information is being provided to Common Stockholders for informational purposes only, as they will not be asked to vote with respect to these individuals.

      CLASS A COMMON
      STOCK DIRECTOR               AGE                            POSITION
      --------------               ---                            --------
Richard de J. Osborne......        64         Chairman of the Board and Director
Charles G. Preble..........        65         President, Chief Executive Officer and Director
Kevin R. Morano............        44         Vice President and Director
Augustus B. Kinsolving.....        58         Secretary, General Counsel and Director
Jaime Claro................        62         Director
Francis R. McAllister......        55         Director
Robert J. Muth.............        64         Director
Robert M. Novotny..........        49         Director
Robert A. Pritzker.........        71         Director
Michael O. Varner..........        56         Director
J. Steven Whisler..........        43         Director
David B. Woodbury..........        57         Director
Douglas C. Yearley.........        62         Director

     Richard de J. Osborne, Chairman of the Board and Director. Mr. Osborne has been Chairman of the Board of the Company since February 1996 and a director since 1976. He has been Chairman of the Board and Chief Executive Officer of Asarco since December 1985, also its President from 1982 until January 1998. Mr. Osborne has been a director of Asarco since 1976. He is also a director of Schering-Plough Corporation, The BFGoodrich Company and The Tinker Foundation Incorporated.

     Charles G. Preble, President, Chief Executive Officer and Director. Mr. Preble has been President and Chief Executive Officer of the Company since 1985 and a director since 1984. He is also a director of InterBank, Lima.

     Kevin R. Morano, Vice President and Director. Mr. Morano has been Vice President and a director of the Company since 1993. Mr. Morano has been Executive Vice President and Chief Financial Officer of Asarco since January 1998, and has served as Vice President, Finance and Chief Financial Officer of Asarco from 1993 until January 1998. Prior to that he was general manager of Asarco's Ray Complex from 1991 to 1993. From 1989 to 1991 he served as Asarco's Treasurer. He has been a Director of Asarco since 1998.

     Augustus B. Kinsolving, Secretary, General Counsel and Director. Mr. Kinsolving has been Secretary of the Company and General Counsel since 1994 and a director since 1989. He has been a Vice President of Asarco since 1983, has served as Asarco's General Counsel since 1986 and its Secretary from 1987 to 1995.

     Jaime Claro, Director. Mr. Claro has been a director of the Company since September 1996. Mr. Claro has been an advisor to The Marmon Group since October 1997, and he is also Vice Chairman of Cia. Electro Metalurgica S.A. and Quemchi S.A., Chairman of Chilean Line Inc., and a director of Cia. Sud Americana de Vapores, S.A., Cristalerias de Chile S.A. and Navarino S.A. He was director, President and Chief Executive Officer of Cerro Sales Corporation from prior to 1991 until June 30, 1997, and President of the Cerro Sales Division of Cerro Metal Products from June to September 1997.

     Francis R. McAllister, Director. Mr. McAllister has been a director of the Company since 1986 and was Vice President of the Company from 1992 to 1993. He has been President and Chief Operating Officer of Asarco since January 1998, and previously its Executive Vice President, Copper Operations from 1993 until January 1998. Prior to that he was Asarco's Executive Vice President and Chief Financial Officer from 1992 to 1993. From 1986 to 1992 he served as Vice President, Finance and Administration and Chief Financial Officer. He has been a director of Asarco since 1988. He is also a director of Cleveland-Cliffs Inc.

     Robert J. Muth, Director. Mr. Muth has been a director of the Company since 1984. He has been Vice President, Government and Public Affairs of Asarco since prior to 1991.

     Robert M. Novotny, Director. Mr. Novotny has been a director of the Company since 1995. He has been Vice President, Lead, Zinc, Silver and Mineral Operations of Asarco since 1993. From 1990 to 1993, he was Vice President, Operations.

     Robert A. Pritzker, Director. Mr. Pritzker has been a director of the Company since 1983. He is President and Chief Executive Officer of The Marmon Corporation, and has served in that position for over five years. Mr. Pritzker is also President and Chief Executive Officer of The Marmon Group, Inc. and holds executive positions in its more than sixty autonomous member companies. He is also a director of Acxiom Corporation.

     Michael O. Varner, Director. Mr. Varner has been a director of the Company since 1995. He has been Vice President, Environmental Operations of Asarco since October 1993. Previously, he served as General Manager of Asarco's Western Metals Division from April 1992 to September 1993 and was Director of Asarco's Technical Services Center from 1986 to March 1992.

     J. Steven Whisler, Director. Mr. Whisler has been a director of the Company since June 1995. He has been President and Chief Operating Officer of Phelps Dodge Corporation since December 1997, and previously its Senior Vice President from 1988 until December 1997. He has also been President of Phelps Dodge Mining Company since 1991. He is a director of Phelps Dodge Corporation and Burlington Northern Santa Fe Corporation.

     David B. Woodbury, Director. Mr. Woodbury has been a director of the Company since April 1996. Mr. Woodbury has been Vice President, Human Resources of Asarco since March 1993. From 1984 to March 1993, Mr. Woodbury was Vice President, Human Resources of Ferro Corporation, a specialty materials producer.

     Douglas C. Yearley, Director. Mr. Yearley has been a director of the Company since 1991. He has been Chairman of the Board and Chief Executive Officer of Phelps Dodge Corporation since

December 1997, and previously its Chairman of the Board, President and Chief Executive Officer from 1991 until December 1997. Mr. Yearley is a director of Phelps Dodge Corporation, Lockheed Martin Corporation, USX Corporation, J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information with respect to those persons who are known by the Company to have been, as of December 31, 1997, the beneficial owners of more than five percent of the Company's outstanding Common Stock or Class A Common Stock.

                                            COMMON STOCK              CLASS A COMMON STOCK
                                     ---------------------------   --------------------------
                                       SHARES OF                    SHARES OF     PERCENT OF
                                        COMMON       PERCENT OF      CLASS A      OUTSTANDING
                                         STOCK       OUTSTANDING   COMMON STOCK     CLASS A      PERCENT OF
                                     BENEFICIALLY      COMMON      BENEFICIALLY     COMMON       OUTSTANDING       VOTING
                                         OWNED          STOCK         OWNED          STOCK      CAPITAL STOCK   PERCENTAGE(A)
                                     -------------   -----------   ------------   -----------   -------------   -------------
ASARCO Incorporated
  180 Maiden Lane
  New York, NY 10038...............           --           --       43,348,949        65.8%          54.1%           63.1%

Cerro Trading Company, Inc.(b)
  225 West Washington Street
  Suite 1900
  Chicago, IL 60606................           --           --       11,378,088        17.3           14.2            16.6

Phelps Dodge Overseas
  Capital Corporation(c)
  2600 North Central Avenue
  Phoenix, AZ 85004................           --           --       11,173,796        16.9           13.9            16.3

The Pritzker Family
  Philanthropic Fund
  200 West Madison Street
  Chicago, IL 60606................    2,850,000         20.1%              --          --            3.6             0.8

---------------

(a) The Company's Certificate provides that, except with respect to the election of directors or as required by law, the Common Stock and the Class A Common Stock vote together as a single class, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to five votes.

(b) A subsidiary of The Marmon Corporation.

(c) A subsidiary of Phelps Dodge Corporation.

     The Class A Common Stockholders have entered into the Stockholders' Agreement, which contemplates, among other things, a Board of Directors composed of 15 members, one of whom is the President of the Company.

     Under the terms of the Stockholders' Agreement, each Class A Common Stockholder has the right to nominate that number of 12 directors which is in proportion to the percentage of Class A Common Stock owned by it (or its affiliates) out of the aggregate Class A Common Stock then owned by all holders of Class A Common Stock (without any minimum required number of shares), rounded to the nearest whole director, with 0.5 being rounded up. If this would result in the Class A Common Stockholders, as a group, being entitled to elect more than 12 directors, the Stockholders' Agreement contains a formula for rounding up or rounding down as necessary to apportion the 12 directors among the Class A Common Stockholders. The Class A Common Stockholders have also agreed to nominate and vote for the President as a director.

     The Stockholders' Agreement terminates, and each share of Class A Common Stock automatically converts into one share of Common Stock (voting share for share as a single class on all matters including election of directors), if at any time the number of shares of Class A Common Stock owned by the Class A Common Stockholders (or affiliates of the Class A Common Stockholders) is less than 35% of the outstanding shares of Class A Common Stock and Common Stock of the Company. In addition, the rights and obligations of each Class A Common Stockholder under the Stockholders' Agreement terminate in the event such Class A Common Stockholder (or its affiliates) ceases to own shares of Class A Common Stock.

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1997.

                                                            SOUTHERN PERU COPPER CORPORATION
                                                  ----------------------------------------------------
                                                  SHARES OF THE    ADDITIONAL
                                                    COMPANY'S        SHARES                PERCENT OF
                                                  COMMON STOCK       DEEMED                OUTSTANDING
                                                  BENEFICIALLY    BENEFICIALLY               COMMON
                                                    OWNED(A)        OWNED(B)     TOTALS       STOCK
                                                  -------------   ------------   -------   -----------
Everett E. Briggs(c)............................        963              --          963     (d)
Jaime Claro(c)..................................        400              --          400     (d)
Hans A. Flury(e)................................      2,825           8,700       11,525     (d)
Augustus B. Kinsolving..........................        863              --          863     (d)
Francis R. McAllister(c)........................      1,793              --        1,793     (d)
John F. McGillicuddy............................        600              --          600     (d)
Kevin R. Morano(c)..............................      1,793              --        1,793     (d)
Robert J. Muth(c)...............................      1,600              --        1,600     (d)
Robert M. Novotny...............................      1,228              --        1,228     (d)
Ronald J. O'Keefe(e)............................      2,950          16,800       19,750     (d)
Richard de J. Osborne(f)........................      2,923              --        2,923     (d)
Charles G. Preble(e)(g).........................     15,998          42,000       57,998     (d)
Robert A. Pritzker(h)...........................        400              --          400     (d)
Eduardo Santistevan(e)..........................      1,663           8,300        9,963     (d)
Charles B. Smith(e).............................      4,500          23,300       27,800     (d)
Michael O. Varner(c)(i).........................      1,085              --        1,085     (d)
J. Steven Whisler...............................        600              --          600     (d)
David B. Woodbury(c)............................      1,900              --        1,900     (d)
Douglas C. Yearley..............................        600              --          600     (d)
All nominees, directors and officers of the
  Company as a group (25 individuals)(e)........     50,225         109,800      160,025    1.13  %

---------------

(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Consists of shares of Common Stock of the Company deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1997, through the exercise of options granted under the Company's Stock Incentive Plan.
(c)   See also the information below on Common Stock Equivalents.

(d)        Less than 0.5%.
(e)        Includes restricted Common Stock awarded under the Company's Stock Incentive Plan to certain of the
           Company's executive officers, and still subject to restrictions, as follows: 10,480 such shares to Mr.
           Preble; 3,900 to Mr. Smith; 2,620 to Mr. O'Keefe; 790 to Mr. Santistevan; 830 to Mr. Flury; and 1,830 to
           other executive officers.
(f)        Includes 2,259 shares over which Mr. Osborne and his wife share voting and investment power.
(g)        Includes 2,635 shares over which Mr. Preble and his wife share voting and investment power. Does not include
           12 shares of the Company's Common Stock owned by Mr. Preble's wife as to which Mr. Preble disclaims beneficial ownership.
(h)        Does not include 200 shares of the Company's Common Stock owned by Mr. Pritzker's wife as to which Mr.
           Pritzker disclaims beneficial ownership. In addition, trusts created for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased, may be deemed to indirectly control Cerro, the record and beneficial owner of certain shares of the Company. Mr. Robert A. Pritzker disclaims beneficial ownership of shares of the Company beneficially owned by Cerro.
(i)        Mr. Varner and his wife share voting and investment power over these shares.

COMMON STOCK EQUIVALENTS

     The following table sets forth the per share number of Common Stock Equivalents credited as of December 31, 1997, to the accounts of the Company's directors under the Company's Deferred Fee Plan for Directors. Under the Plan, payments are made in cash following retirement depending on the market value of the Common Stock at that time. Amounts shown reflect the number of share equivalents credited under the Plan plus dividends credited. For additional information regarding the Plan, see "Compensation of Directors" below.

                                                           DEFERRED FEE PLAN
                       DIRECTOR                         COMMON STOCK EQUIVALENTS
                       --------                         ------------------------
Everett E. Briggs......................................           3,089
Jaime Claro............................................           1,964
Francis R. McAllister..................................           2,571
Kevin R. Morano........................................           2,980
Robert J. Muth.........................................           2,571
Michael O. Varner......................................           1,982
David B. Woodbury......................................           1,888
Douglas C. Yearley.....................................           1,368
                                                                 ------
          Total........................................          18,413

     In addition, in satisfaction of applicable rules of the Securities and Exchange Commission, information is set forth below as to the shares of Asarco common stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group. This information is stated as of December 31, 1997.

                                                                  ASARCO INCORPORATED
                                                   -------------------------------------------------
                                                    SHARES OF      ADDITIONAL
                                                     ASARCO'S        SHARES
                                                   COMMON STOCK      DEEMED                  PERCENT
                                                   BENEFICIALLY   BENEFICIALLY                 OF
                                                     OWNED(A)       OWNED(B)      TOTALS      CLASS
                                                   ------------   ------------   ---------   -------
Everett E. Briggs................................     --             --             --        --
Jaime Claro......................................     --             --             --        --
Hans A. Flury....................................     --             --             --        --
Augustus B. Kinsolving(c)........................     14,409         62,744         77,153     (d)
Francis R. McAllister(c).........................     40,215        133,340        173,555     (d)
John F. McGillicuddy.............................     --             --             --        --
Kevin R. Morano(c)...............................     21,462         70,700         92,162     (d)
Robert J. Muth(c)................................     14,591         37,414         52,005     (d)
Robert M. Novotny(c).............................     16,171         43,200         59,371     (d)
Ronald J. O'Keefe(c)(e)..........................      3,751         11,600         15,351     (d)
Richard de J. Osborne(c)(f)......................    134,376        325,500        459,876    1.2%
Charles G. Preble................................     --             --             --        --
Robert A. Pritzker...............................     --             --             --        --
Eduardo Santistevan..............................     --             --             --        --
Charles B. Smith.................................     --             --             --        --
Michael O. Varner(c).............................      7,418         21,600         29,018     (d)
J. Steven Whisler................................     --             --             --        --
David B. Woodbury(c).............................      5,489         17,500         22,989     (d)
Douglas C. Yearley...............................     --             --             --        --
All nominees, directors and officers of the
  Company as a group (25 individuals)............    264,599        745,998      1,010,597    2.5%

---------------

(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b) Consists of shares of Asarco common stock deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1997, through the exercise of options granted under Asarco's Stock Incentive Plan or the previous Asarco Stock Option Plan.

(c) Includes restricted Asarco common stock awarded under Asarco's Stock Incentive Plan to certain of the Company's officers and directors, and still subject to restrictions, as follows: 6,680 to Mr. Kinsolving; 14,520 to Mr. McAllister; 11,980 to Mr. Morano; 7,620 to Mr. Muth;

    9,140 to Mr. Novotny; 850 to Mr. O'Keefe (relating to compensation by Asarco prior to his employment by the Company); 53,400 to Mr. Osborne; 3,490 to Mr. Varner and 3,310 to Mr. Woodbury.

(d) Less than .5%.

(e) Does not include 631 shares of Asarco common stock owned by Mr. O'Keefe's adult children as to which Mr. O'Keefe disclaims beneficial ownership.

(f) Includes 4,983 shares of Asarco common stock over which Mr. Osborne and his wife share voting and investment power.

COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

  COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company furnished the following report on compensation of executive officers in 1997. For fiscal year 1997, the members of the Compensation Committee were Messrs. Kevin R. Morano, Richard de J. Osborne, Robert A. Pritzker and Douglas C. Yearley. The Committee met two times in 1997.

     During 1997, the Compensation Committee considered and made recommendations to the Board of Directors with respect to the base salaries of the Company's executive officers, other than those executive officers who are also officers of, and compensated by, Asarco.

     The 1997 target levels for the base salaries of the executive officers were determined with the assistance of an independent compensation consulting organization which established target compensation levels for each position based on competitive data and the responsibilities and value of each executive position. The Compensation Committee considered compensation information from other companies in the mining and metals industry and comparably sized and both larger and smaller companies in other industries. The Compensation Committee then considered individual and corporate performance in establishing salary levels within a competitive range.

     The Compensation Committee set base salaries at levels intended to be competitive with the Company's industry peers. The Committee also considered the Company's performance relative to its industry peers. In this regard, the Company's success in meeting transactional, operational and financial objectives was taken into consideration. In 1997, for executive officers other than Mr. Preble, base salaries were increased by an average of approximately 4.4%. In 1997, Mr. Preble was awarded a salary increase of 7.8% in recognition of his performance, which exceeded expectations.

     The Compensation Committee also considered the cash incentive compensation to be paid to each of the Company's executive officers with respect to 1997 performance. Annual cash incentive payments to key salaried employees of the Company are determined by the Compensation Committee under the Southern Peru Copper Corporation Incentive Compensation Plan. A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position. For executive officers these targets are set at competitive median levels. The officers' levels of responsibility are determined by the Compensation Committee after review of substantially equivalent positions among the Company's peers.

     Under the Incentive Compensation Plan, awards to employees are increased or decreased from a predetermined target level, based upon performance measured at two levels: individual and Company-wide. The Company's performance in 1997 was evaluated against certain objectives previously established by the Board of Directors. Among such objectives were: the completion of certain transactions; the achievement of certain production, expense and profit goals and the completion of certain financial transactions. The Compensation Committee also took note of the Company's environmental performance in 1997 and programs to improve environmental performance. The degree to which the Company met its objectives was expressed as a corporate performance rating determined by the Company's Board of Directors with the recommendation of its Compensation Committee.

     The Compensation Committee and the Board of Directors determined that the Company had achieved a 1997 corporate performance rating of 120% and concluded that annual cash incentive payments should be made to each of the Company's executive officers, other than those executive officers who are compensated by Asarco, adjusted to reflect the Committee's assessment of each officer's individual performance. Awards were reduced by the Peruvian government-mandated workers' profit sharing payments. The Committee and the Board considered that Mr. Preble's performance continued to exceed expectations and merited an increased individual award adjustment of 30%.

     During 1996 the Executive Committee (which, prior to February 4, 1997, performed the functions of the Compensation Committee) considered and adopted recommendations to establish a structure to provide for the on-going administration and control of base pay and replace certain elements of cash compensation to expatriate employees, including programs that awarded a month's salary upon return from vacation and, after five years of service, five percent of salary for every five years worked, with a foreign service premium consisting of an annual payment equal to 20% (for individuals located in Lima, Peru) or 30% (for individuals located elsewhere in Peru) of the mid-point of the individual's salary grade. (By contract, Mr. Ronald J. O'Keefe is paid a foreign service premium of 35% of his salary mid-point.) These changes in cash compensation were made to make cash compensation and practices more comparable with compensation in the competitive market. Accordingly, during 1997 the Compensation Committee decided to retain the cash compensation policies previously established by the Executive Committee.

     Under Section 162 of the Internal Revenue Code of 1986, as amended, the Company may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and the four other highest paid executive officers as required to be reported in the Company's proxy statement. The Compensation Committee does not believe that Section 162(m) will have any immediate material impact on the Company because, among other things, the principal taxing jurisdiction is Peru. The Compensation Committee will, however, continue to monitor the Company's executive compensation programs to ensure their effectiveness and efficiency in light of the Company's needs, including Section 162(m).

                                          Kevin R. Morano
                                          Richard de J. Osborne
                                          Robert A. Pritzker
                                          Douglas C. Yearley

  STOCK INCENTIVE PLAN COMMITTEE

     The Stock Incentive Plan Committee of the Board of Directors of the Company administers the Company's Stock Incentive Plan. The members of the Committee are Amb. Everett E. Briggs and Mr. John F. McGillicuddy. The Committee met once in 1997.

     The Committee selects officers and other employees for participation and decides upon the timing, pricing and amount of awards and benefits granted under the Stock Incentive Plan. The members of the Stock Incentive Plan Committee are non-employee directors who satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     Long-term incentive compensation awarded in 1997 consisted of awards of restricted stock and/or stock options and was designed to link the interests of executive officers and selected employees with those of stockholders by providing an incentive to manage the business of the Company as an owner with an equity stake. Awards in 1997 were to selected officers and employees, and were made within long-term incentive targets based upon analyses by the Company's compensation consultant and consideration of each executive's and employee's performance. In the case of the Chief Executive Officer, the Committee also considered his performance and responsibility in directing the Company's performance.

                                          Everett E. Briggs
                                          John F. McGillicuddy

EXECUTIVE COMPENSATION

     Set forth below is certain information concerning the compensation for services in all capacities to the Company for fiscal years 1997, 1996 and 1995 of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                         -----------------------
                                       ANNUAL COMPENSATION                            SECURITIES
                           -------------------------------------------   RESTRICTED   UNDERLYING
        NAME AND                                        OTHER ANNUAL       STOCK       OPTIONS         ALL OTHER
   PRINCIPAL POSITION      YEAR   SALARY     BONUS     COMPENSATION(A)   AWARDS(B)     (SHARES)     Compensation(c)
   ------------------      ----  --------   --------   ---------------   ----------   ----------   ------------------
Charles G. Preble........  1997  $362,940   $232,200      $115,854        $97,500       23,000          $138,276
  President and Chief      1996   336,933    196,812       131,029         89,950       19,000           151,877
  Executive Officer        1995   317,333    144,720       121,517             --           --           195,219
Charles B. Smith.........  1997   298,700    122,700       100,078         37,375       13,000           110,991
  Executive Vice           1996   288,583    119,609        85,534         32,050       10,300           115,674
  President                1995   271,500     76,000         9,357             --           --           149,789
Ronald J. O'Keefe........  1997   230,724     78,700       151,225         21,125        8,000            94,452
  Executive Vice           1996   220,004     77,682       114,562         26,503        8,800            88,856
  President                1995   159,000(d)  99,600(d)     18,000(d)          --           --           111,491(d)(e)
Eduardo Santistevan......  1997   184,967     47,200       102,881          7,313        4,500            75,587
  Vice President           1996   175,893     38,996        77,420          6,827        3,800            75,006
                           1995   168,329     47,100        63,249             --           --            98,747
Hans A. Flury............  1997   139,147     51,000        89,346          7,313        4,500            90,225
  Vice President           1996   129,574     45,654        33,815          7,630        4,200            86,326
                           1995   167,093(f)   37,200       48,390             --           --            98,936

---------------
(a) Other Annual Compensation consists mainly of Company-sponsored programs that relate to the geographic distance of the Company's operations from countries from which employees are recruited, and address the Company's need to recruit and retain certain qualified employees in those employment positions in Peru in which their services are needed by the Company. The Company also sponsors programs to recruit and retain qualified Peruvian employees. During 1997, the expatriates' programs included: a foreign service premium, a program reimbursing travel costs for the employee and his family to travel back to their home country, an education assistance program and a program awarding a housing allowance to employees residing in Lima. Peruvian employees participate in programs that include an award of five percent of base salary for every five years worked, a vacation bonus, a travel award and educational assistance. Compensation amounts exceeding 25% of a named officer's total Other Annual Compensation in 1997 were as follows: Charles
    G. Preble, a $89,126 foreign service premium; Charles B. Smith, a $100,078 foreign service premium; Ronald J. O'Keefe, a $89,867 foreign service premium and a $42,559 housing allowance; and Eduardo Santistevan, a $42,045 foreign service premium and a $43,564 housing allowance. Mr. Flury is a Peruvian employee, and compensation amounts exceeding 25% of his total Other Annual Compensation in 1997 were a $25,844 vacation bonus and a $27,829 service award. Mr. Santistevan is the brother-in-law of Mr. Preble.

(b) Dollar values of restricted stock awards are shown as of the date of grant. The number and dollar value of restricted stock holdings owned at December 31, 1997, and still subject to restrictions are as follows: Mr. Preble, 10,480/$140,170; Mr. Smith, 3,900/$52,163; Mr. O'Keefe, 2,620 /$35,043; Mr.
    Santistevan, 790/$10,566; and Mr. Flury, 830/$11,101. Restrictions on such shares lapse in equal installments over five years beginning on the first grant-date anniversary. Cash dividends paid on shares of restricted stock are not subject to restrictions.

(c) Amounts shown for 1997 for all named officers, except for Mr. Flury, include matching contributions by the Company under the Company's Savings Plan and a tax equalization subsidy for Mr. Santistevan. The Savings Plan is a 401(k) plan available generally to United States and expatriate salaried employees. Additional components of All Other Compensation are as follows. Each of these programs is mandated by Peruvian law.

          Workers' Participation. Under applicable Peruvian law, each worker in Peru, including the named executive officers working in Peru, receives a workers' participation in pre-tax earnings of the Peruvian Branch of the Company. Under this program, Messrs. Preble, Smith, O'Keefe, Santistevan and Flury received $44,472, $38,487, $34,580, $26,593 and $22,100, respectively, with respect to 1997.

          Private Pension System (AFP). Pursuant to the requirements of the Peruvian private pension fund system (AFP), funds were paid to Messrs. Preble, Smith, O'Keefe, Santistevan and Flury in amounts of $50,763, $34,035, $23,935, $22,974 and $17,059, respectively, in 1997.

          Severance Benefit. Peruvian law requires one month of regular income each year to be accrued for severance benefits for each employee (whether Peruvian or expatriate) working in Peru. Peruvian law requires a deposit of one-twelfth of an employee's annual salary, vacation return and service award bonus, as applicable, in a bank account of the employee's choosing each year. The money accrues interest until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, severance benefits were deposited on behalf of Messrs. Preble, Smith, O'Keefe, Santistevan and Flury in amounts of $38,295, $33,723, $31,187, $24,067 and $19,936, respectively, in 1997.

          Other. Pursuant to Peruvian law, Peruvian employees receive payments in July and December of each year consisting of one month's salary in respect of national holidays and Christmas. Pursuant to this program, Mr. Flury received $31,130 in 1997.

(d) For the period April 1, 1995 (date of hire) to December 31, 1995.

(e) Includes a foreign service premium of $74,200 paid in 1995.

(f) Includes a salary increase retroactive to 1992.

OPTION GRANTS, EXERCISES, AND FISCAL YEAR-END VALUES

     Set forth below is further information on grants of stock options under the Company's Stock Incentive Plan for the period January 1, 1997 to December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     GRANT
                                                          INDIVIDUAL GRANTS                          VALUE
                                      ---------------------------------------------------------    ----------
                                                      % OF TOTAL
                                      NUMBER OF        OPTIONS
                                        SHARES        GRANTED TO
                                      UNDERLYING      EMPLOYEES        EXERCISE                    GRANT-DATE
                                       OPTIONS            IN            OR BASE      EXPIRATION     PRESENT
                NAME                  GRANTED(1)     FISCAL YEAR      PRICE $/SH.       DATE        VALUE(2)
                ----                  ----------    --------------    -----------    ----------    ----------
Charles G. Preble                       23,000           30.7%          $16.25         2/3/07       $136,390
Charles B. Smith                        13,000           17.4%          $16.25         2/3/07         77,090
Ronald J. O'Keefe                        8,000           10.7%          $16.25         2/3/07         47,440
Eduardo Santistevan                      4,500            6.0%          $16.25         2/3/07         26,685
Hans A. Flury                            4,500            6.0%          $16.25         2/3/07         26,685

---------------
(1) The options were awarded under the Company's Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, or a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price, in each case, less the exercise price.

(2) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options, the value per option on the grant date was $5.93. The following assumptions were used in determining the value of the options using the model: expected volatility of 29.39% based on the volatility of the Common Stock as traded on the New York Stock Exchange from the start of trading on January 5, 1996 to February 4, 1997; an annual dividend rate of $0.08 per share based upon the ten year average dividend rate paid per share; a risk free rate of return of 6.18% based on the yield of the five year U.S. treasury notes as of the grant date; and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

     All outstanding options were exercisable at December 31, 1997, and as of that date, unexercised options were held as follows: Mr. Preble, 42,200; Mr. Smith, 23,300; Mr. O'Keefe, 16,800; and Mr. Santistevan, 8,300 and Mr. Flury, 8,700. No options were exercised during 1997 and no outstanding options were "in the money" at December 31, 1997.

RETIREMENT PLANS

     Retirement Benefits Plan. The following table shows the estimated amount of annual retirement income payable to employees for life, commencing at normal retirement at age 65 in 1998 under the Company's qualified noncontributory defined benefit Retirement Benefits Plan (the "Retirement Plan"), covering substantially all salaried employees in the United States and all expatriate employees in Peru, together with certain employees of subsidiaries, and a supplemental retirement plan (the "Supplemental Plan"). Benefits are calculated using an average of the highest consecutive 60 months of the last 120 months of compensation received, minus a Social Security offset. The Company's funding policy is to contribute amounts to the Retirement Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plus such additional amounts as may be determined to be appropriate from time to time. The Supplemental Plan is a non-qualified supplemental retirement plan under which any benefits not payable from Retirement Plan assets by reason of the limitations imposed by the Internal Revenue Code of 1986, as amended, are paid from the Company's general corporate funds. The figures below reflect a straight life annuity benefit assuming normal retirement at age 65 and are subject to Social Security offsets assuming Social Security benefit levels as in effect on January 1, 1998.
                               PENSION PLAN TABLE

                                                       YEARS OF SERVICE
                       --------------------------------------------------------------------------------
    REMUNERATION          15          20          25          30          35          40          45
    ------------       --------    --------    --------    --------    --------    --------    --------
$125,000.............  $ 25,324    $ 33,766    $ 42,207    $ 50,648    $ 59,090    $ 67,531    $ 75,973
 150,000.............    30,949      41,266      51,582      61,898      72,215      82,531      92,848
 175,000.............    36,574      48,766      60,957      73,148      85,340      97,531     109,723
 200,000.............    42,199      56,266      70,332      84,398      98,465     112,531     126,598
 225,000.............    47,824      63,766      79,707      95,648     111,590     127,531     143,473
 250,000.............    53,449      71,266      89,082     106,898     124,715     142,531     160,348
 275,000.............    59,074      78,766      98,457     118,148     137,840     157,531     177,223
 300,000.............    64,699      86,266     107,832     129,398     150,965     172,531     194,098
 325,000.............    70,324      93,766     117,207     140,648     164,090     187,531     210,973
 350,000.............    75,949     101,266     126,582     151,898     177,215     202,531     227,848
 375,000.............    81,574     108,766     135,957     163,148     190,340     217,531     244,723
 400,000.............    87,199     116,266     145,332     174,398     203,465     232,531     261,598
 425,000.............    92,824     123,766     154,707     185,648     216,590     247,531     278,473
 450,000.............    98,449     131,266     164,082     196,898     229,715     262,531     295,348
 475,000.............   104,074     138,766     173,457     208,148     242,840     277,531     312,223
 500,000.............   109,699     146,266     182,832     219,398     255,965     292,531     329,098
 525,000.............   115,324     153,766     192,207     230,648     269,090     307,531     345,973
 550,000.............   120,949     161,266     201,582     241,898     282,215     322,531     362,848
 575,000.............   126,574     168,766     210,957     253,148     295,340     337,531     379,723
 600,000.............   132,199     176,266     220,332     264,398     308,465     352,531     396,598
 700,000.............   154,699     206,266     257,832     309,398     360,965     412,531     464,098

     As of January 31, 1998, the following officers had completed the number of years of service indicated: Charles G. Preble, 41 years; Charles B. Smith, 5 years; Ronald J. O'Keefe, 37 years; and Eduardo Santistevan, 14 years. The amounts of covered compensation of such persons for calendar year 1997 were:
Charles G. Preble, $559,752; Charles B. Smith, $418,309; Ronald J. O'Keefe, $308,406; and Eduardo Santistevan, $223,963, and consisted of basic salary and bonuses in the year received. Mr. Preble's and Mr. O'Keefe's benefits are offset by the accrued vested benefits payable to them under the Retirement Benefit Plan for Salaried Employees of Asarco for the periods of June 11, 1956 through June 30, 1979, and January 27, 1960 through March 31, 1995, respectively, for which Asarco will pay the accrued benefits up to the time of initiation of coverage by SPCC, without duplication of benefits. Mr. Santistevan's benefits are offset by the accrued vested benefits payable to him under the "Offshore Pension Plan" described below.

     Offshore Pension Plan. The following table shows the estimated amount of annual retirement income payable to employees for life, commencing at normal retirement at age 65 and under the Company's nonqualified noncontributory defined benefit Retirement Plan and Trust for Selected Employees (the "Offshore Pension Plan"). The Offshore Pension Plan covers selected non-U.S.-citizen expatriate salaried employees in Peru. Benefits are calculated using 1.5% of the employee's final salary rate multiplied by the number of years of the employee's credited service. The figures below reflect a straight life annuity benefit assuming normal retirement at age 65. The benefits are not subject to any offset for Peruvian governmental benefits. Effective January 1, 1997, covered employees under the Offshore Pension Plan cease to accrue benefits under the Offshore Pension Plan and began to participate in and accrue benefits under the Retirement Plan.

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE
                               --------------------------------------------------------------------
        REMUNERATION              15          20          25          30          35          40
        ------------           --------    --------    --------    --------    --------    --------
$125,000.....................  $ 28,125    $ 37,500    $ 48,875    $ 56,250    $ 65,625    $ 75,000
 150,000.....................    33,750      45,000      56,260      87,500      78,750      90,000
 175,000.....................    39,375      52,500      65,625      78,750      91,875     105,000
 200,000.....................    45,000      60,000      75,000      90,000     105,000     120,000
 225,000.....................    50,625      67,500      84,375     101,250     118,125     135,000
 250,000.....................    56,250      75,000      93,750     112,550     131,250     150,000
 275,000.....................    61,875      82,500     103,125     123,750     144,376     165,000
 300,000.....................    67,500      90,000     112,500     135,000     157,500     180,000
 325,000.....................    73,125      97,500     121,875     146,250     170,625     195,000
 350,000.....................    78,750     105,000     131,250     157,500     183,750     210,000
 375,000.....................    84,375     112,500     140,625     168,750     196,875     225,000
 400,000.....................    90,000     120,000     150,000     180,000     210,000     240,000
 425,000.....................    95,625     127,500     159,375     191,250     223,125     255,000
 450,000.....................   101,250     135,000     168,750     202,500     236,250     270,000
 475,000.....................   106,875     142,500     178,125     213,750     249,375     285,000
 500,000.....................   112,500     150,000     187,500     225,000     262,500     300,000

     As of January 31, 1998, Mr. Flury had completed 24 years of service. As a Peruvian national he is not covered by the retirement benefit plans of the Company.

SEVERANCE BENEFIT

     As described in Note (c) to the Summary Compensation Table above, the Company provides severance benefits as required by Peruvian law.

EMPLOYMENT AGREEMENTS

     Pursuant to Peruvian laws concerning expatriate employees, the four such named executive officers have entered into employment agreements. These contracts generally are for terms of three years and may be extended for additional periods. Pursuant to Peruvian law, those expatriate employees whose spouses and/or children are Peruvian citizens have agreements for unlimited terms. Of the four such named executive officers, Messrs. Preble and Santistevan have agreements with unlimited terms. In accordance with the terms of the contracts, the Company agrees to provide expatriate employees with benefits as required by Peruvian law. The contracts provide that the Company may dismiss expatriate employees for certain serious offenses. In other instances of termination, the Company is required to provide 90 days' notice of termination. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Under the contracts, employees may resign at any time by providing the Company with 30 days' notice.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P Composite 500 Stock Index and the S&P Metals Miscellaneous Group Index for the two-year period ending December 31, 1997. The Company's Common Stock commenced trading on the New York Stock Exchange on January 5, 1996. The chart below analyzes the total return on SPCC's Common Stock for the period commencing January 5, 1996 and ending December 31, 1997, compared to the total return of the S&P 500 and the S&P Metals Miscellaneous Group for the two-year period commencing December 31, 1995 and ending December 31, 1997. In 1996, SPCC's stock declined 0.9% compared to positive returns of 23.0% for the S&P 500 and 2.0% for the S&P Metals Miscellaneous Group. In 1997, SPCC's stock declined 1.7% compared to a positive return of 33.4% for the S&P 500 and a negative return of 32.8% for the S&P Metals Miscellaneous Group.

                COMPARISON OF TWO YEAR CUMULATIVE TOTAL RETURN*
              SPCC, S&P METALS MISC. GROUP INDEX & S&P 500 INDEX**

        MEASUREMENT PERIOD                                 S&P METALS
      (FISCAL YEAR COVERED)               SPCC                GROUP              S&P 500
1995                                        100                 100                 100
1996                                      99.06              102.03              122.96
1997                                      97.42               68.58              163.98

 * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
** ASSUMES $100 INVESTED ON 01/05/96 IN SPCC COMMON STOCK, AND ON 12/31/95 IN
   THE S&P METALS GROUP INDEX & S&P 500 INDEX

CERTAIN TRANSACTIONS

     Asarco provides various support services to the Company. In 1997, these activities were principally related to accounting, legal, tax, treasury, price risk assessment and hedging and administrative support services. Asarco is reimbursed for these support services. The total amount paid by the Company to Asarco for such services in 1997 was $1.1 million. Additionally, the Company paid Asarco a fee of $500,000 for services of Asarco's senior management in connection with the successful arrangement of financings for the Company's expansion and modernization program.

     The Class A Common Stockholders and/or their affiliates purchase copper products from the Company from time to time at prices determined on an arm's-length basis by reference to the LME market price for copper at such time. Management believes these transactions to be on terms as favorable as could be obtained from unaffiliated parties. The Company expects that its policy of determining prices for related party transactions on an arm's-length basis by reference to the LME market price for copper at the time of any such transaction will be continued. Sales of copper to the Class A Common Stockholders amounted to $59.9 million in 1997.

     Asarco purchased copper products from the Company during 1997 in the amount of $39.5 million. In addition, in 1997 the Company paid Asarco approximately $1.03 million in connection with the transfer to the Company of Asarco's interest in the Boti exploration project in Peru, including certain mining rights. Additional royalty payments may become payable to Asarco in future years pursuant to the terms of the transfer. Richard de J. Osborne, Francis R. McAllister, Kevin R. Morano, Augustus B. Kinsolving, Robert J. Muth, Robert M. Novotny, Michael O. Varner and David B. Woodbury are executive officers of Asarco. Each is a director of the Company.

     During 1997, Cerro Sales Corporation, an entity formerly related to Cerro, purchased copper products from the Company pursuant to certain sales contracts in the amount of $9.5 million. Effective June 2, 1997, Cerro Sales Corporation was reorganized and the contracts were assigned to an unrelated third party. Until June 30, 1997, Robert A. Pritzker was Chairman of the Board and a director of Cerro Sales Corporation and Jaime Claro was a director of Cerro Sales Corporation and its President and Chief Executive Officer. Messrs. Pritzker and Claro are directors of the Company.

     Phelps Dodge Refining Corporation, an affiliate of Phelps Dodge and Phelps Dodge Corporation, purchased copper products from the Company in the amount of $10.9 million in 1997. Douglas C. Yearley is Chairman of the Board and Chief Executive Officer of Phelps Dodge Corporation. J. Steven Whisler is President and Chief Operating Officer of Phelps Dodge Corporation. Messrs. Yearley and Whisler are directors of the Company.

     During 1997, the Company purchased steel castings at an aggregate price of $271,922 from Cia. Electro Metalurgica S.A. ("Electro"). In addition, the Company contracted an aggregate of approximately $13.3 million for shipping services to and from Peru by Cia. Sud Americana de Vapores, S.A. ("CSAV"), and a subsidiary company. CSAV is a company indirectly controlled by Quemchi, S.A. Mr. Jaime Claro is Vice Chairman of Electro and Quemchi, S.A., and his direct and indirect family interests in both companies exceed 10%. Mr. Claro is also Chairman of Chilean Line Inc., which is the agent for and is owned by CSAV.

     The Company believes that the foregoing transactions were entered into on arm's-length bases on terms as favorable as could be obtained from other third parties. It is anticipated that in the future the Company will enter into similar transactions with the same parties.

ADDITIONAL INFORMATION

     Effective February 4, 1997, the Board of Directors established a Compensation Committee, composed of Messrs. Kevin R. Morano, Richard de J. Osborne, Robert A. Pritzker and Douglas C. Yearley, to establish policies for total compensation and benefits, and to administer the Company's salary and cash incentive programs. The functions of the Compensation Committee also include making recommendations to the Board with respect to election of and title changes for all corporate executive officers. Previously, these functions were performed by the Executive Committee, which is composed of Messrs. Morano, Osborne, Preble, Pritzker and Yearley; however, Mr. Preble did not act on the Executive Committee with respect to his own compensation.

     Effective February 3, 1998, the Board of Directors established a Nominating Committee, composed of Messrs. Richard de J. Osborne, Robert A. Pritzker, Douglas C. Yearley, John F. McGillicuddy and Amb. Everett E. Briggs. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations, tenure policy and committee assignments for directors representing the Common Stockholders. The Committee considers recommendations for nominees to the Board of Directors from all sources. Recommendations for nominees to represent the Common Stockholders should be sent in writing to the Secretary of the Company. Common Stockholders are entitled to elect two directors, voting as a separate class. The Company's By-Laws define notice procedures to be followed by Common Stockholders seeking to nominate directors for election. Under the By-Laws, a Common Stockholder seeking to nominate a director for election by Common Stockholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the Common Stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company's 1999 annual meeting of stockholders must be received by February 1, 1999.

     The Board of Directors met four times in 1997, with 100% attendance by Messrs. Briggs and McGillicuddy, the two directors representing holders of Common Stock. Of the 13 directors representing Class A Common Stock, all of the directors standing for reelection by the holders of Class A Common Stock attended 100% of the meetings, with the exception of Mr. Pritzker, who did not attend any of the meetings. The Executive Committee met once during 1997, with 100% attendance including the presence of alternates.

COMPENSATION OF DIRECTORS

     During 1997 directors who were not compensated as employees of the Company were paid a basic fee of $15,000 plus $1,000 for attendance at each meeting of the Company's Board or of any Committee of the Board on which they serve. The Company has a Directors' Stock Award Plan pursuant to which directors who are not compensated as employees of the Company are entitled to an award of 200 shares of Common Stock upon election to the Board and 200 additional shares of Common Stock following each annual meeting of stockholders thereafter.

     Under the Deferred Fee Plan for Directors, a director may elect to defer payment of 50% or 100% of the compensation payable to such director for Board and Committee service for the calendar year for which deferral is elected. Deferred amounts will be credited to a cash subaccount, a company common stock subaccount or a combination thereof. Compensation deferred to the cash subaccount will earn interest based on U.S. Treasury debt obligations with a 10-year maturity. Compensation deferred to the stock subaccount will be credited as whole shares of Common Stock based on the stock's fair market value on the date of such credit. Dividends and fractional share amounts will be aggregated until at least one share of Common Stock may be credited at the then fair market value. Payments will be made in cash in a lump sum upon retirement or other termination of services as a director or in up to ten annual installments commencing January 15 of the calendar year following retirement or other termination of services, at the election of the Director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Richard de J. Osborne, Charles G. Preble and Kevin R. Morano served on the Executive Committee of the Board of Directors during 1997. Mr. Preble took no action regarding his own compensation. Following February 4, 1997, the compensation functions of the Executive Committee were assumed by the Compensation Committee. Messrs. Osborne and Morano were compensated by Asarco and received no compensation from the Company during 1997 for services other than as directors.

                PROPOSAL TO APPROVE THE SELECTION OF ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand L.L.P. to serve as independent accountants for the Company for the calendar year 1998, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of Coopers & Lybrand L.L.P. at the annual meeting. Coopers & Lybrand L.L.P. and its predecessors have served as the Company's accountants continuously since 1962. Coopers & Lybrand L.L.P. has advised the Company that neither the firm nor any of its members has any direct or material indirect financial interest in the Company or its subsidiaries.

     The Audit Committee consists of Amb. Everett E. Briggs and Mr. John F. McGillicuddy. Three meetings were held in 1997. The functions of the Committee include recommending the engagement of independent accountants, reviewing the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

     A representative of Coopers & Lybrand L.L.P. will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Company at either of its principal executive offices (180 Maiden Lane, New York, N.Y. 10038 or Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33) by November 27, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

                               OTHER INFORMATION

     The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote said proxy in accordance with their judgment on such matters.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. Georgeson & Company Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $12,000, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

                                          SOUTHERN PERU COPPER CORPORATION

                                          A.B. Kinsolving, Secretary

New York, N.Y. March 23, 1998

                        SOUTHERN PERU COPPER CORPORATION

                                   P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 1998

        The undersigned hereby appoints CHARLES G. PREBLE, KEVIN R. MORANO and RONALD J. O'KEEFE, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Peru Copper Corporation, to be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York at 2 P.M., on Thursday, April 30, 1998, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

        Holders of Common Stock, voting as a separate class, are entitled to elect two directors at the meeting. Please refer to the Proxy Statement for details.

        PLEASE VOTE ON ALL PROPOSALS, SIGN DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF A SIGNED PROXY IS RETURNED TO THE COMPANY WITH NO VOTING INSTRUCTIONS GIVEN, SUCH SHARES WILL BE VOTED FOR BOTH NOMINEES FOR ELECTION AS DIRECTORS AND FOR PROPOSAL NO. 2.

(Continued on the other side)                   SOUTHERN PERU COPPER CORPORATION
                                                P.O. BOX 11179
                                                NEW YORK, N.Y. 10203-0179

       -------
      |       |
       -------
DIRECTORS OF SPCC RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.

1. Election of Directors     FOR both        WITHHOLD AUTHORITY       *EXCEPTION
                             nominees         to vote for both
                           listed below     nominees listed below

                               / /                     / /                / /

Common Stock Director Nominees: Everett E. Briggs, John F. McGillicuddy. (INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.)

*Exception
           ---------------------------------------------------------------------

2.  Selection of Coopers &       FOR        AGAINST      ABSTAIN
    Lybrand L.L.P. as
    independent accountants      / /          / /          / /
    for 1998.

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                     ADDRESS CHANGE/COMMENTS
                     If you have noted either an Address Change or made
                     Comments on the Reverse side of this card, mark here.   / /

                     Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardians, or corporate officer, please give full title.

                     Dated                                                , 1998
                             ---------------------------------------------

                     -----------------------------------------------------------
                                            Signature

                     -----------------------------------------------------------
                                            Signature


                     VOTES MUST BE INDICATED
                     (X) IN BLACK OR BLUE INK.     / /

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                        SOUTHERN PERU COPPER CORPORATION

               180 Maiden Lane, New York, NY 10038 (212) 510-2000
           Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33 (511) 372-1414, extension 3301

BECAUSE OF DELAYS IN MAIL
PLEASE SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF YOU
RETURNED THE ORIGINAL

                                                                  April 20, 1998

To the Common Stockholders of
  Southern Peru Copper Corporation

                                   A REMINDER

     We have previously sent to you proxy soliciting material relating to the annual meeting of stockholders to be held on April 30, 1998.

     According to our latest records, we have not as yet received your Proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed Proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

     A Proxy and return envelope are enclosed for your use. You may also return your Proxy to the Company's Lima office.

     Thank you for your cooperation.

                                          Very truly yours,

                                                     A.B. Kinsolving
                                                    Secretary

                              PLEASE ACT PROMPTLY